Exhibit (10) (ah)

MET-PRO CORPORATION
NON-QUALIFIED DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective May 1, 2008)

ARTICLE I
BACKGROUND

This Met-Pro Corporation Supplemental Executive Retirement Plan (the “Plan”) is hereby established effective May 1, 2008 by Met-Pro Corporation (the “Company”).

The purpose of the Plan is to provide supplementary retirement benefits to senior executives of the Company and to others as determined by the Company’s Board of Directors.  For purposes of the application of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Plan shall be unfunded and shall be maintained primarily for the purpose of providing deferred compensation for a select group of management or/and highly compensated employees.

ARTICLE II
DEFINITIONS

2.01           In this Plan, the following terms have the meanings indicated below:

“Account” means the bookkeeping entries used to record Participant Elective Deferral Contributions, Company Contributions and any earnings credited to such contributions.  To the extent it considers necessary or appropriate, the Company or its delegate shall maintain a separate subaccount for each type of contribution under the Plan or shall otherwise provide a means for determining that portion of an Account attributable to each type.

“Affiliate” means an entity that would be considered to be a single employer with the Company under Code section 414(b) or (c).

“Base Salary” means the base remuneration which is payable to an Eligible Individual by reason of services to the Company as in effect and determined on May 1 of the Plan Year.  For purposes of Article V, Base Salary excludes all other incentive remuneration (including bonuses) that is or may become payable to an Eligible Individual during the Plan Year.

“Beneficiary” means the person or persons designated by the Participant pursuant to Article VII and entitled to receive benefits in the event of the death of such Participant.

“Board of Directors” means the Board of Directors of the Company.

“Bonus Compensation” means incentive remuneration (including bonuses) that is or may become payable to an Eligible Individual during the Plan Year.

“Change in Control” means a change in the ownership (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)) of the Company, a change in effective control (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)) of the Company, or a change in the ownership of a substantial portion of the assets (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)) of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the individual or individuals selected by the Board of Directors who are responsible for administering the Plan as described in Section 8.01.

“Company” means Met-Pro Corporation.

“Company Contributions” means the contributions described in Section 5.02.

“Compensation” means Base Salary and Bonus Compensation.

“Disability” means a condition under which a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months; or a condition under which a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Company.  Disability shall at all times be determined within the meaning of Treasury Regulation Section 1.409A-3(i)(4)(i).

“Effective Date” means May 1, 2008.

“Elective Deferral Contributions” means an Eligible Employee’s contributions to the Plan as described in Section 5.01.

“Eligible Individual” means an individual selected by the Committee in its discretion for participation in this Plan.  The initial Plan Participants are listed in Appendix A.  The Committee may add Eligible Individuals or cease the participation of existing Eligible Individuals in its discretion, at such times as will comply with Code Section 409A.

“Investment Option Fund” means the investment funds designated by the Company as investment vehicles among which Participants may invest their Accounts.

“Participant” means an individual who retains an Account.

“Plan” means this Met-Pro Corporation Supplemental Executive Retirement Plan, as amended from time to time.

“Plan Year” means the calendar year except that the first Plan Year shall be a short Plan Year beginning on May 1, 2008 and ending December 31, 2008.  In the first Plan Year, the Plan is not aggregated with any other plan or arrangements for purposes of Code Section 409A.

“Retirement Date” means the date a Participant separates from service after he or she has attained age 55 and has completed ten (10) years of service.

“Specified Participant” means a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i).

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.  The purchase of a home and the payment of college tuition are not examples of unforeseeable emergencies.

“Voluntary Deferral Agreement” means the written agreement between an Eligible Individual and the Company to defer the Eligible Individual’s receipt of Base Salary and Bonus Compensation not yet earned by the Eligible Individual.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.01           Eligible Individuals shall be eligible to participate in the Plan on the first day of the Plan Year following the date such individual becomes an Eligible Individual.  An Account shall be established in the name of the Eligible Individual on the initial date of participation.

ARTICLE IV
BENEFIT ELECTIONS

4.01           Timing of Benefit Elections.  Deferral elections made pursuant to Section 5.01 and elections regarding the time or form of benefit payments must be made prior to the beginning of the Plan Year to which such elections relate.  Participants shall not be allowed to make deferral elections relating to Compensation earned during the first Plan Year.

4.02           Modification of Elections.  Benefit elections become irrevocable after the commencement of the Plan Year to which they relate.  A Participant may revoke or modify his or her benefit elections for a subsequent Plan Year by submitting new elections to the Committee prior to the start of the Plan Year to which the benefit elections relate.

4.03           Continuation of Prior Elections.  Deferral elections made pursuant to Section 5.01 and elections regarding the form of benefit payments made pursuant to Sections 6.03 and 6.06 will remain in effect until changed or revoked in accordance with Section 4.02.  If a Participant does not change or revoke his existing election for the immediately following Plan Year, no later than each December 31, the Participant’s existing election shall become effective and irrevocable with respect to Compensation payable in connection with services performed in the immediately following Plan Year.

4.04           Cancellation of Deferral Elections.

(a)           General Rule.  Except as provided in subsection (b), a Participant’s deferral elections may not be cancelled by any action of the Participant or the Company during the Plan Year to which such elections relate.

(b)           Cancellation due to Unforeseeable Emergency or Disability.  Notwithstanding the provisions of subsection (a), a Participant’s deferral elections may be cancelled in the event such Participant incurs an Unforeseeable Emergency or a Disability, but only as permitted by Treasury Regulation Section 1.409A-3(j)(4)(viii) and (xii), respectively.

ARTICLE V
CONTRIBUTIONS AND VESTING

5.01           Elective Deferrals.  A Participant shall be entitled to defer up to fifty percent of his Base Salary and up to one-hundred percent of his Bonus Compensation.  Any deferral election under this Plan shall be made pursuant to a properly executed Voluntary Deferral Agreement.

5.02           Company Contributions.  For each Plan Year, the Company will make a contribution to the Plan on behalf of each Participant.  Such contribution shall be credited to the bookkeeping Account established in the name of such Participant on an annual basis within ten (10) working days of May 1 of each Plan Year.

(a)           Contribution Formula.  For each Plan Year, a Company Contribution shall be made on behalf of each Participant equal to the percentage of the Participant’s Base Salary as set forth on Appendix A.

(b)           Modifications to Contribution Formula.  The applicable percentage used to determine the Company Contribution shall remain in effect for each Plan Year unless a new percentage is designated in writing by the Committee prior to the beginning of the Plan Year and approved by the Board of Directors.

5.03           Vesting.

(a)           Elective Deferrals.  Each Participant shall be 100% vested at all times in his or her Elective Deferral Contributions.

(b)           Company Contributions.

(1)           General Rule.  Except as provided in paragraph (2), each Participant shall vest in his or her Company Contributions upon the Participant reaching age 50 and completing ten (10) years of service with the Company.  For purposes of this paragraph (1), the term, “service with the Company” shall include service prior to the effective date of this Plan.

(2)           Disability, Death and Change in Control.  If, prior to the date specified in paragraph (1), a Participant becomes Disabled, dies, or a Change in Control occurs, the Participant shall vest in his or her Company Contributions on the date of such Disability, death or Change in Control.

(c)           Forfeiture.  If a Participant terminates service with the Company for any reason prior to becoming vested in his Accounts, the Participant shall forfeit the nonvested portions of such Accounts as of the date of his or her termination from service.

ARTICLE VI
DISTRIBUTION OF BENEFITS

6.01           Eligibility for Payment.  Distribution of vested benefits from the Plan shall be made upon the Participant’s (a) Retirement Date; (b) age 55 if separating from service prior to his or her retirement date; (c) upon a Change in Control; (d) experiencing an Unforeseeable Emergency; (e) incurring a Disability; or (f) death.

6.02           Amount of Benefits.

(a)           In General.  Except as provided in subsection (b), the amount of benefits that shall be distributed to a Participant shall be based on the value of all of the Participant’s vested, but undistributed Accounts on the date that the Participant becomes eligible for a distribution under Section 6.01.

(b)           In-Service Distributions.  In the case of distributions triggered by Unforeseeable Emergency or Disability, the amount of benefits that shall be distributed to a Participant shall be limited to the value of the Participant’s Accounts that are attributable to the Participant’s Elective Deferral Contributions.  In addition, the amount of benefits distributable pursuant to an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

6.03           Distribution Upon Retirement Date.

(a)           In General.  Subject to subsection (c), distribution of benefits to a Participant triggered by the Participant’s Retirement Date shall be paid in a lump sum unless ten (10) or fewer annual installment payments are elected by the Participant in accordance with the timing and modification rules set forth in Article IV.  Subject to Section 6.08, benefits shall be paid or shall commence (as the case may be) no later than ninety (90) days following the Participant’s Retirement Date.

(b)           Schedule of Installment Payments.  If a Participant elects installment payments pursuant to subsection (a), the amount of each installment shall be equal to the Account balance on the date of payment, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of installment payments remaining in the series.  For example, the first installment payment in a series of ten installments shall equal one-tenth of the Account balance on the date of the first distribution; the second installment payment in the series shall equal one-ninth of the Account balance on the date of the second distribution, and so forth.

(c)           Small Account Payout.  Notwithstanding a Participant’s election to receive benefit payments in the form of installments pursuant to subsection (a), if such Participant’s vested Account balance is not greater than $10,000 on the Participant’s separation from service, subject to Section 6.08, the entire balance of the Accounts shall be distributed in a lump sum within ninety (90) days following the Participant’s separation from service.

6.04           Distribution Upon a Change in Control.  Distribution of benefits to a Participant triggered by a Change in Control shall be paid in a lump sum payment no later than ninety (90) days following the date of the Change in Control.

6.05           Distribution Upon Unforeseeable Emergency.

(a)           In General.  A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  Distribution of benefits to a Participant triggered by the Participant’s Unforeseeable Emergency shall be paid the amount reasonably necessary to satisfy the emergency need in a lump sum no later than ninety (90) days following the date of the Unforeseeable Emergency.

6.06           Distribution Upon Disability.

(a)           In General.  Distribution of benefits to a Participant triggered by the Participant’s Disability shall be paid in a lump sum no later than ninety (90) days following the date of the Disability.

6.07           Distribution Upon Death.  Benefits shall be distributed to a Participant’s Beneficiary in a lump sum no later than ninety (90) days following the date of the Participant’s death.  The amount of benefits shall be determined by reference to the Participant’s vested, but undistributed Accounts as of the date of death.

6.08           Six Month Delay for Specified Participant.  Notwithstanding anything in the Plan to the contrary, distribution of benefits to a Specified Participant that is triggered by such Participant’s separation from service shall be delayed until the date that is six months after the date of such separation from service or, if earlier, the date of such Participant’s death.  In the event that benefits are payable in installments to such Specified Participant, payments due the Participant during the six month period described above shall accumulate and shall be paid in a lump sum on the first day of the seventh month following the Specified Participant’s separation from service.

ARTICLE VII
BENEFICIARY INFORMATION

7.01           Designation.  A Participant shall have the right to designate a Beneficiary, and to amend or revoke such designation at any time, in writing.  Such designation, amendment or revocation shall be effective upon receipt by the Committee.

7.02           Failure to Designate a Beneficiary.  If no designated beneficiary survives the Participant, and benefits are payable following the Participant’s death, the Committee shall direct that payment of benefits be made to the person or persons in the first of the following classes of successive preference Beneficiaries who shall survive the Participant.

The Participant’s:

(a)           Spouse at the time of his or her death;

(b)           Children, per stirpes;

(c)           Parents;

(d)           Brothers and sisters;

(e)           Estate.

ARTICLE VIII
PLAN ADMINISTRATION; OWNERSHIP OF ASSETS

8.01           Plan Administration.  The Board of Directors may appoint and reappoint annually a Committee to administer the Plan.  Such Committee may be an individual or a committee authorized to act collectively on behalf of the Plan.  The Committee shall have discretionary responsibility for the operation, interpretation, and administration of the Plan and for determining eligibility for Plan benefits.  Any action taken on any matter within the discretion of the Committee shall be final, conclusive, and binding on all parties.  In order to discharge its duties hereunder, the Committee shall have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer the Plan, to delegate ministerial duties and to employ such outside professionals as may be required for prudent administration of the Plan.  The Committee shall also have authority to enter into agreements on behalf of the Company necessary to implement this Plan.  Any individual of the Committee who is otherwise eligible may participate in the Plan, but shall not be entitled to make decisions solely with respect to his or her own participation and benefits under the Plan.  If a Committee is not appointed, the Board of Directors shall have the duties and powers of the Committee.

8.02           No Security or Priority of Company’s Obligation.  Any amount which may become payable to a Participant or to a Beneficiary is an unsecured, unfunded general obligation of the Company and any assets identified by the Company as being held in respect of the Company’s obligations under the Plan shall be subject to the claims of all of the Company’s general creditors.  Participants shall have the status of general unsecured creditors of the Company.  Nothing in this Section 8.02 shall prevent the Plan from permitting Participants to request allocation of amounts among the different Investment Option Funds under the Plan as provided in Section 9.01.

ARTICLE IX
DESIGNATION OF INVESTMENT OPTIONS;
ESTABLISHMENT OF ACCOUNTS

9.01           Allocation of Investments.  A Participant’s Accounts shall be invested, at the direction of the Participant, in one or more Investment Option Funds.  The balance in a Participant’s Account shall increase or decrease in connection with the performance of the Investment Options Funds so selected.  The Company may substitute funds for any Investment Option Fund at any time upon notice to Participants and the Company shall have no liability with respect to any such funds or the failure to offer any fund or any type of funds.  A Participant’s Account shall reflect the allocation selected by the Participant.  Allocations shall be made in increments of 1% to each Investment Option Fund.  Once made, an Investment Option Fund allocation shall remain in effect for all subsequent periods until changed by the Participant.  A Participant may change his or her Investment Option Fund allocation as prescribed by the Committee.

9.02           Establishment of Accounts.  A separate Elective Deferral Contributions Account and Company Contributions Account shall be established and maintained for each Participant, to which will be credited such Participant’s Elective Deferral Contributions and Company Contributions for such Participant, and which will be adjusted upwards or downwards to reflect increases or decreases in the Investment Option Funds selected by the Participant and distributions with respect thereto.  Elective Deferral Contributions shall be credited to a Participant’s Account in monthly installments as nearly equal in amount as is practicable.  Company Contributions shall be credited as described in Section 5.02.  The Committee shall prepare statements no less than annually of each Participant’s Elective Deferral Account and Company Contributions Account.  Each such statement shall show additions to such Account and the investment experience of such Account during such period.  Such statements shall be distributed to each Participant as soon as practicable after they are prepared.

9.03           Insurance Policies.  In the event that the Company purchases insurance policies to assist with its obligations under the Plan, no insurer shall be deemed a party to this Plan nor be responsible for the validity thereof, and no Participant or Beneficiary shall have any right or interest in any such policies.

ARTICLE X
AMENDMENT OR TERMINATION

10.01           Amendment of Plan.  The Company shall have the right to amend the Plan at any time and from time to time, in whole or in part.  The Company shall notify each Participant in writing of any Plan amendment.  No amendment of the Plan may adversely affect the amount of a Participant’s Accounts as of the date of such amendment.

10.02           Termination.  Although the Company has established this Plan with the intention and expectation to maintain the Plan indefinitely, the Company may terminate the Plan in whole or in part at any time without any liability for such termination.  If the Plan is terminated, the Elective Deferral Contributions shall be cancelled and/or payments to each Participant of the balance in such Participant’s Accounts shall occur only as permitted under Code Section 409A.  A Plan termination shall not affect benefits already earned.

ARTICLE XI
MISCELLANEOUS

11.01           Limitation of Rights; Employment Relationship.  Neither the establishment of this Plan nor any modification thereof, nor the creation of any Account, nor the payment of any benefits, shall be construed as giving a Participant or other person any legal or equitable right against the Company (except as provided in the Plan) or as giving any Participant any right to be employed by the Company.

11.02           Limitation on Assignment.  Benefits under this Plan may not be assigned, sold, transferred, or encumbered by a Participant or Beneficiary, and any attempt to do so shall be void.  A Participant’s or Beneficiary’s interest in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment, or other legal process.

11.03           Pronouns.  Whenever used in this Plan, the masculine pronoun is to be deemed to include the feminine.  The singular form, whenever used herein, shall mean or include the plural form where applicable, and vice versa.

11.04           No Representations.  The Company does not represent or guarantee that any particular federal, state, or local income, payroll, personal property, or other tax consequence will or will not result from participation in this Plan.  A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.  This Plan is an unfunded plan for tax purposes and for purposes of Title I of ERISA.

11.05           Severability.  If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

11.06           Special Provisions for Chief Executive Officer.  Notwithstanding anything to the contrary contained in this Plan, any modifications to the compensation of the Chief Executive Officer must be approved by the Company’s Board of Directors, Compensation and Management Development Committee.

11.07           Applicable Law.  This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its undersigned officer hereunto duly authorized.

MET-PRO CORPORATION

By:	/s/ Raymond J. De Hont

Title:	President and Chief Executive Officer

Date: April 10, 2008

APPENDIX A
ELIGIBLE INDIVIDUALS
AND PERCENTAGES

The following individuals shall be Eligible Individuals and shall be eligible to participate in the Plan in accordance with the provisions of Article III:

Name	Title	Percentage
Raymond J. De Hont	Chief Executive Officer and President	34.42%
Gary J. Morgan	Chief Financial Officer and Senior Vice President of Finance	29.73%
Paul A. Tetley	Executive Vice President	9.46%
Lewis E. Osterhoudt	Vice President/General Manager	1.37%
Gregory C. Kimmer	Vice President/General Manager	.80%
Thomas V. Edwards	Technical Director	.62%
Vincent J. Verdone	Vice President/General Manager	0%
Clark R. Griffith	General Manager	0%
Robin L. Schroeder	Director of Information Technology	0%
Gennaro A. D’Alterio	General Manager	0%
Thomas F. Walker	General Manager	0%